EXHIBIT 15.4

ENFORCEMENT DECREE OF THE TELECOMMUNICATIONS BUSINESS ACT

Wholly Amended by Enforcement Decree No. 13558,	Dec. 31, 1991
Amended by Enforcement Decree No. 13935,	Jul. 23, 1993
Enforcement Decree No. 14572,	Apr. 6, 1995
Enforcement Decree No. 15283,	Feb. 22, 1997
Enforcement Decree No. 15328,	Mar. 31, 1997
Enforcement Decree No. 15579,	Dec. 31, 1997
Enforcement Decree No. 16186,	Mar. 17, 1999
Enforcement Decree No. 16424,	Jun. 30, 1999
Enforcement Decree No. 16751,	Mar. 13, 2000
Enforcement Decree No. 16774,	Apr. 1, 2000
Enforcement Decree No. 17237,	Jun. 12, 2001
Enforcement Decree No. 18006,	Jun. 23, 2003
Enforcement Decree No. 18223,	Jan. 13, 2004
Enforcement Decree No. 18309,	Mar. 9, 2004
Enforcement Decree No. 18388,	May. 10, 2004
Amended in whole Enforcement Decree No. 20666,	February 29, 2008.

Chapter 1. General Provisions

Article 1 (Purpose)

The purpose of this Decree is to provide for matters delegated under the Telecommunications Business Act and matters necessary for its enforcement.

Article 2 (Contents of Universal Service)

(1) Pursuant to Article 3-2(3) of the Telecommunications Business Act (the “Act”), the contents of universal services shall be as follows:

1.	Wire telephone services;

2.	Telephone services for emergency communications; and

3.	Telephone services of which fees are reduced or exempted for the disabled and the low income class.

(2) The detailed contents of universal services under paragraph (1) shall be as follows.

1.	Wire telephone services are telephone services within an area publicly notified by the Korea Communications Commission based on methods and conditions of use (the “Calling Area”), falling under any one of the following:

(a)	a local telephone service which is a telephone service (excluding, throughout this Enforcement Decree, the island communication service referred to in (c) below) enabling communication through subscription telephones;

(b)	a local public telephone service which is a telephone service enabling communication through public telephones; or

(c)	an island communication service which is a telephone service enabling radio communication between shore and an island or between islands.

2.	Telephone services for emergency communications are telephone services necessary for maintaining social order and securing human life, falling under any of the following:

(a)	a special telephone number service, among the key communications services under Articles 7.1 and 7.2 hereof, publicly notified by the Korea Communications Commission; or

(b)	a wireless telephone service for vessels which is a telephone service, among the key communications services under Article 7(2) hereof, enabling communication between shore and a vessel or between vessels.

3.	Telephone services of which fees are reduced or exempted for the disabled and the low income class are telephone services offered to the disabled and the low income class for the purpose of improving social welfare, falling under any of the following:

(a)	a local telephone service and a telephone service between the Calling Areas (the “Long Distance Telephone Service”);

(b)	a directory assistant service which is a service incidental to a local telephone service and the Long Distance Telephone Service;

(c)	a mobile telephone service, a personal communication service or a wireless call service among the key communications services prescribed under Article 7.2 hereof; or

(d)	an Internet subscriber connection service.

(3) Any of the following shall be entitled to the telephone services of which fees are reduced or exempted pursuant to subparagraph 3 of paragraph (2):

1.	the disabled or welfare institutions or groups for the disabled under the Welfare of Disabled Persons Act;

2.	special schools under the Elementary and Secondary Education Act;

3.	child welfare institutions under the Child Welfare Act;

4.	among the recipients of assistance under the National Basic Livelihood Security Act (the “Recipients of Assistance”), persons falling under any of the following (or households composed of such persons in the event of a local telephone service, the Long Distance Telephone Service or an Internet subscriber connection service):

(a)	the Recipients of Assistance who are either under 18 or over 65;

(b)	persons with severe disabilities under Article 2.2 of the Employment Promotion and Vocational Rehabilitation of Disabled Persons Act;

(c)	persons in need of a treatment or recuperation lasting 3 months or longer due to a disease, an injury or an aftereffect of a disease or an injury not designated by the Minister for Health, Welfare and Family Affairs under Article 7.2 of the Enforcement Decree of the National Basic Livelihood Security Act; or

(d)	persons deemed unable to work by the Minister for Health, Welfare and Family Affairs under Article 7.5 of the Enforcement Decree of the National Basic Livelihood Security Act.

5.	the Korean Association of Wounded Soldiers and Police Officials or the Association Commemorating the April 19 Democratic Revolution under the Act on Establishment of Organizations for Persons, etc. of Distinguished Services to the State;

6.	soldiers or policemen wounded in action, soldiers or policemen wounded on duty, wounded activists of the April 19 Revolution, public officials wounded on duty, wounded special contributor to national and social development or wounded anticommunist captive under the Act on Honorable Treatment and Support of Persons, etc. of Distinguished Services to the State; or

7.	wounded activists of the May 18 Democratization Movement among the persons of distinguished services to the May 18 democratization movement under the Act on Honorable Treatment of Persons of Distinguished Services to the May 18 Democratization Movement.

Article 3 (Designation of Telecommunications Business Operator who Provides Universal Services)

(1) If the Korea Communications Commission intends to designate a telecommunications business operator who provides universal services (the “Business Operator Providing Universal Services”) under Article 3-2(4) of the Act, the Information and Communications Policy Deliberation Council as prescribed in Article 44-2 of the Framework Act on Telecommunications shall deliberate thereon.

(2) A telecommunications business operator who is designated as a Business Operator Providing Universal Services under paragraph (1) shall submit to the Korea Communications Commission, every year by no later than the last day of the year preceding the provision of the relevant services, a written plan for provision of universal services which includes the method of, and the expenditures for, providing the relevant services.

Article 4 (Compensation for Losses Incurred through Provision of Universal Services)

(1) The Korea Communications Commission may have the telecommunications business operators who are not Business Operators Providing Universal Services bear part of the expenses for compensating whole or part of the losses incurred through a provision of universal services by Business Operators Providing Universal Services (the “Compensation For Losses Incurred Through Universal Services”) in proportion to their respective sales.

(2) A Business Operator Providing Universal Services who intends to receive the Compensation For Losses Incurred Through Universal Services shall submit a report on the actual results of a provision of universal services, including expenditures for, and incomes and losses from, the provision thereof, to the Korea Communications Commission within three months after the expiration of the relevant fiscal year.

(3) The Korea Communications Commission may, if deemed necessary for the verification of the report on the actual results of a provision of universal services submitted pursuant to paragraph (2), consult a professional institution to examine it.

Article 5 (Universal Services Entitled To Compensation For Losses Incurred Through Universal Services)

(1) The scope of universal services entitled to the Compensation For Losses Incurred Through Universal Services shall be any of the following:

1.	among local telephone services pursuant to Article 2(2)1(a) hereof, a local telephone service offered in areas where, as a result of provision of such service, the expenditures (meaning, here as well as in subparagraph 2 and Article 6(1) hereof, the expenses calculated in accordance with the method publicly notified by the Korea Communications Commission considering such factors as the population density, number of lines and efficiency of managing communication lines) exceed the incomes (including, here as well as in subparagraph 2 and Article 6(1) hereof, any indirect advantages such as improved brand value and user preference as a result of provision of universal services);

2.	among local public telephone services pursuant to Article 2(2)1(b) hereof, a local public telephone service offered in areas where, as a result of provision of such service, the expenditures exceed the incomes;

3.	an island communication service pursuant to Article 2(2)1(c) hereof; or

4.	a wireless telephone service for vessels pursuant to Article 2(2)2(b) hereof.

(2) In Article 3-2(2) of the Act, “the telecommunications business operators prescribed under the Enforcement Decree” means specific communications business operators, value-added communications business operators or regional wireless call operators, and “the amount prescribed under the Enforcement Decree” means 30 billion won.

Article 6 (Methods for Computing the Compensation For Losses Incurred Through Universal Services)

(1) Losses incurred through provision of the universal services prescribed under each of the paragraphs in Article 5(1) hereof shall be the amount of expenses of providing the relevant service less the relevant income.

(2) The provisional Compensation For Losses Incurred Through Universal Services shall be computed by multiplying the amount obtained under paragraph (1) and the rate of compensation for losses determined and publicly notified by the Korea Communications Commission; provided that, with respect to a wireless telephone service for vessels under Article 5(1)4 hereof, the target amount for efficient management determined and publicly notified by the Korea Communications Commission shall be the provisional Compensation For Losses Incurred Through Universal Services.

(3) The Compensation For Losses Incurred Through Universal Services shall be the amount of the provisional Compensation For Losses Incurred Through Universal Services computed pursuant to paragraph (2) subtracted by each of the amounts described below:

1.	the amount paid by telecommunications business operators providing any of the universal services prescribed under each of the subparagraphs of Article 5(1) hereof based on their sales from telecommunications services other than the relevant universal service provided (excluding value-added communications services); and

2.	the amount computed by the Korea Communications Commission considering the payment capacity of telecommunications business operators paying for the Compensation For Losses Incurred Through Universal Services (the “Business Operators Paying For Losses”).

(4) The Business Operators Paying For Losses shall pay for the Compensation For Losses Incurred Through Universal Services computed pursuant to paragraph (3) in proportion to their respective sales relating to telecommunications services (excluding value-added communications services).

(5) The Korea Communications Commission shall determine and announce all other necessary details with respect to the rates by which telephone services fees are reduced or exempted for the disabled and the low income class and the methods for computing the Compensation For Losses Incurred Through Universal Services.

Chapter 2. Telecommunications Business

Article 7 (Types and Contents of Key Communications Services)

The types and contents of key communications services pursuant to Article 4(2) of the Act are as follows; provided that, a telecommunications service which sends or receives electromagnetic signals, such as voices, data or images, using any of the following services without changing the form or content of such electromagnetic signals shall be excluded:

1.	a transmission service: a telecommunications service sending or receiving electromagnetic signals, such as voices, data or images, i.e. telegraph, telephone or connecting to the Internet, without changing the form or content of such electromagnetic signals;

2.	a service provided upon being assigned frequencies: a telecommunications service sending or receiving electromagnetic signals, such as voices, data or images, without changing the form or content of such electromagnetic signals utilizing the radio stations that use the frequencies assigned pursuant to Article 11 or 12 of the Radio Waves Act; and

3.	a telecommunications line facilities and equipment rental service: a telecommunications service renting out telecommunications line facilities and equipment.

Article 8 (Scope of Premises)

The “premises determined under the Enforcement Decree of the Act” in Article 4(3)2 of the Act means any of the following:

1.	a building;

2.	a site (limited to that owned by one person or owned through common ownership) and any building located on such site;

3.	two or more buildings possessed by one person and the site on which such buildings are located, limited to those buildings the distance between which is not more than 500 meters; or

4.	any buildings or sites adjacent to the buildings or sites prescribed under paragraphs 1-3 and publicly notified by the Korea Communications Commission upon deliberation by the Information and Communications Policy Deliberation Council pursuant to Article 44-2 of the Framework Act on Telecommunications.

Article 9 (Permit Application, etc.)

(1) A person who wishes to obtain a permit under Article 5(1) of the Act may make an application in the name of the representative of a corporation or the representative, such as a shareholder, etc., of a corporation to be established.

(2) Prior to any public notification issued by the Korea Communications Commission under Article 5(4) of the Act, the subject matter shall be deliberated by the Information and Communications Policy Deliberation Council, as stipulated in Article 44-2 of the Framework Act on Telecommunications; provided that, such requirement shall not apply to permits for minor businesses as provided for in proviso of Article 5(2) of the Act.

Article 10 (Documents to be Attached to Permit Application)

(1) A person who wishes to obtain a permit for a key communications business under Article 5(1) of the Act shall submit to the Korea Communications Commission a key communications business permit application with each of the following documentation attached thereto:

1.	articles of incorporation of the corporation (including, throughout this Article 10, the corporation to be incorporated);

2.	shareholder register, or documentation relating to ownership of shares, etc. by shareholders, etc., of the corporation; and

3.	a business proposal.

(2) A public official who receives a permit application pursuant to paragraph (1) shall verify the corporate registry by using the public administrative information made available under Article 21(1) of the E-Government Act; provided that, in the event the applicant does not consent to such verification method, such applicant shall be required to attach the corporate registry to its license application.

Article 11 (Exception to Deliberation by the Information and Communications Policy Deliberation Council)

“Minor businesses prescribed under the Enforcement Decree of the Act” in proviso of Article 5(2) of the Act means businesses providing the services publicly notified by the Korea Communications Commission, among the services prescribed under Article 7.2 hereof.

Article 12 (Issuance of License)

(1) When permitting a key communications business under Article 5(1) of the Act or an additional key communications service under Article 10(1) of the Act, the Korea Communications Commission shall issue a key communications business operator’s license upon making recordations of each of the following in a license registry of key communications business operators:

1.	number and date of license;

2.	title or trade name of the business and name of the representative;

3.	type and details of the telecommunications service and the areas where the telecommunications service is offered;

4.	location of the principal office;

5.	capital or asset valuation amount;

6.	details of major business facilities and equipment and the locations where such facilities and equipment are installed;

7.	details concerning technical personnel; and

8.	any conditions upon which the license is issued.

(2) A key communications business operator whose license, issued pursuant to paragraph (1), is either lost or worn out to the extent it can no longer be used may apply for reissuance of the license to the Korea Communications Commission by writing the reason for such loss or damage in its application thereto.

Article 13 (Criteria for Examination of Public Interest Aspect)

(1) The term “public interests as prescribed under the Enforcement Decree of the Act” in parts other than each subparagraph of Article 6-3(1) of the Act means the maintenance of national security, public peace and social order.

(2) The term “important management matters prescribed under the Enforcement Decree of the Act” in Article 6-3(1)3 of the Act means the matters falling under each of the following subparagraphs:

1.	appointment and dismissal of the representative director of a key communications business operator, or appointment and dismissal of one third or more of the officers;

2.	transfer and takeover of a key communications business; and

3.	entrance by a key communications business operator into a new key communications business.

(3) The term “case prescribed under the Enforcement Decree of the Act” in Article 6-3(1)4 of the Act means the case where a de facto change is made in the management right of a key communications business operator by an agreement of shareholders who are not the largest shareholder of such key communications business operator to jointly exercise voting rights.

Article 14 (Scope of Key Communications Business Operators subject to Examination of Public Interest Aspect)

The scope of key communications business operators who must file a report or who may request a screening pursuant to Article 6-3 of the Act shall be any of the following:

1.	a key communications business operator managing or supervising a significant communication under Article 64(1) hereof;

2.	a key communications business operator who owns an artificial satellite with a space station under Article 27 Subparagraph 30 of the Enforcement Decree of the Radio Waves Act; or

3.	a key communications business operator determined and publicly notified by the Korea Communications Commission under Article 39(2) hereof.

Article 15 (Procedures for Examination of Public Interest Aspect)

(1) A person who wishes to file a report or request a screening pursuant to Article 6-3(2) or 6-3(3) of the Act shall submit to the Korea Communications Commission documentation indicating each of the following:

1.	name and address of the person filing a report or requesting a screening (in the case of a corporation, the name and address of (i) such corporation and (ii) the representative of such corporation);

2.	purpose of, and reason for, the report or screening request; and

3.	details of any of the facts falling under each of the subparagraphs of Article 6-3(1) of the Act.

(2) The Korea Communications Commission may, where it deems necessary, request for the documentation already submitted to it to be supplemented within a period reasonably fixed.

(3) Except under special circumstances, with respect to any matter the Korea Communications Commission referred to the public interest aspect examination committee, the public interest aspect examination committee shall notify the Korea Communications Commission of the result of its screening within 3 months of the date of such referral.

(4) The Korea Communications Commission shall notify the person filing a report or requesting a screening of the result of examination of public interest aspect under paragraph (3).

Article 16 (Composition etc. of Public Interest Aspect Examination Committee)

(1) The term “related central administrative agencies prescribed under the Enforcement Decree of the Act” in parts other than each subparagraph of Article 6-4(2) of the Act means the agencies falling under each of the following:

1.	the Ministry of Strategy and Finance;

2.	the Ministry of Foreign Affairs and Trade;

3.	the Ministry of Justice;

4.	the Ministry of National Defense;

5.	the Ministry of Public Administration and Security; and

6.	the Ministry of Knowledge Economy.

(2) The term of office of the members shall be two years and consecutive appointment may be permitted; provided that, the term of office of the members who are public officials shall be the period of service in their positions as public officials.

Article 17 (Operation etc. of Public Interest Aspect Examination Committee)

(1) The chairman of the Public Interest Aspect Examination Committee shall represent the Public Interest Aspect Examination Committee and exercise an overall control of its affairs.

(2) If the chairman is inevitably unable to perform his duties, a member previously appointed by the chairman shall act on her or his behalf.

(3) The chairman shall convene and preside over a meeting of the Public Interest Aspect Examination Committee.

(4) Deliberation of a meeting of the Public Interest Aspect Examination Committee shall start by the attendance of a majority of all incumbent members, and its resolution shall require the consent of a majority of those present.

(5) The Public Interest Aspect Examination Committee shall have one secretary general in order to deal with its affairs, but the secretary general shall be appointed by the chairman among the public officials belonging to the Korea Communications Commission.

(6) Any matters necessary for the operation of the Public Interest Aspect Examination Committee shall be determined by the chairman through a resolution of the Public Interest Aspect Examination Committee.

Article 18 (Imposition and Payment etc. of Charges for Compelling Execution)

(1) When determining the amount of charges for compelling execution pursuant to Article 7-2 of the Act, the Korea Communications Commission shall take into account such factors as the reasons for failure to comply with corrective orders and the scale of benefits to be gained by such failure.

(2) The date of compliance with corrective orders pursuant to Article 7-2(2) of the Act shall be determined by the classifications falling under each of the following:

1.	delivery date of shares in the case of disposal of shares;

2.	date of executing a contract in the case of amending details of a contract; and

3.	date of suspending the relevant acts in the case of suspending the acts impeding public benefits.

(3) Where the Korea Communications Commission wishes to impose charges for compelling execution pursuant to Article 7-2 of the Act, it shall furnish a notification thereof in writing, indicating such matters as the amount of charges for compelling execution per day, reasons for imposition, payment term and receiving agency, methods of raising objections, and agencies to where such objections must be directed.

(4) Any person who has been notified under paragraph (3) shall pay the charges for compelling execution within 30 days of the date of receiving such notice; provided that, in the event such person is unable to pay the charges for compelling execution within said period due to a natural disaster or other unavoidable circumstances, such person shall pay the charges for compelling execution within 30 days of the day on which said causes have disappeared.

(5) In collecting charges for compelling execution and in the event a corrective order has not been complied with after 90 days elapsed from the date of expiration of the period set by the corrective order, the Korea Communications Commission may collect charges for compelling execution based on the dates on which each 90 day period elapses from said expiration date.

(6) Article 49 hereof shall apply mutatis mutandis to any reminder of charges for compelling execution.

Article 19 (Permit to Change)

(1) A person who wishes to obtain a permit to change to a key communications business pursuant to Articles 10(1) and 10(2) of the Act shall submit to the Korea Communications Commission an application for a permit to change to a key communications business with each of the following documentation attached thereto:

1.	a business proposal—for adding a key communications service; and

2.	documentation demonstrating the plan to change to a key communications business—for changing any material aspect for which a permit was issued.

(2) The Korea Communications Commission shall issue public notice with respect to the application guidelines for a permit to change under Article 10(1) of the Act, such as the detailed criteria for examination of an application for a permit to add a key communications business, application deadline and relationship with an application for a new permit.

(3) The “key communications service prescribed under the Enforcement Decree of the Act” in the proviso of Article 10(1) of the Act means the telecommunications line facilities and equipment rental service under Article 7(3) hereof.

(4) The “material aspects prescribed under the Enforcement Decree of the Act” in Article 10(2) of the Act means the aspects relating to Article 12(1)8 hereof.

Article 20 (Approval Application for Transfer, Merger, etc.)

(1) A person who wishes to obtain approval of the transfer of the whole or part of a key communications business pursuant to Article 13(1)1 of the Act shall submit to the Korea Communications Commission an approval application for the transfer of a key communications business with each of the following documentation attached thereto:

1.	a copy of the transfer agreement;

2.	articles of incorporation of the transferor and the transferee, and documentation supporting the transfer;

3.	shareholder register, or documentation related to ownership of shares, etc. by shareholders, etc., of the transferee;

4.	present status of the transferor and the transferee; and

5.	post-transfer business proposal.

(2) A person who wishes to obtain approval of the merger with a corporation that is a key communications business pursuant to Article 13(1)2 of the Act shall submit to the Korea Communications Commission an approval application for the merger with a key communications business with each of the following documentation attached thereto:

1.	a copy of the merger agreement;

2.	articles of incorporation of the parties to the merger agreement, and documentation supporting the merger;

3.	shareholder register, or documentation related to ownership of shares, etc. by shareholders, etc., of the corporation that shall continue to exist after the merger or be incorporated through the merger;

4.	present status of the parties to the merger agreement; and

5.	post-merger business proposal.

(3) A key communications business operator who wishes to obtain approval of the sale of telecommunications line facilities and equipment pursuant to Article 13(1)3 of the Act shall submit to the Korea Communications Commission an approval application for the sale of line facilities and equipment with each of the following documentation attached thereto:

1.	a copy of the sale and purchase agreement concerning telecommunications line facilities and equipment, and other documentation supporting such agreement;

2.	articles of incorporation of the seller and the purchaser, and documentation supporting the sale and purchase;

3.	shareholder register, or documentation related to ownership by shareholders, etc., of the purchaser;

4.	present status of the seller and the purchaser; and

5.	post-sale business proposal.

(4) A person who wishes to own 15% or more of the total outstanding shares of a key communications business operator or become the largest shareholder of a key communications business operator pursuant to Article 13(1)4 of the Act shall submit to the Korea Communications Commission an approval application for the ownership of shares, or for becoming the largest shareholder, of a key communications business with each of the following documentation attached thereto:

1.	documentation supporting the share purchase, such as a copy of the share purchase agreement;

2.	articles of incorporation of the share purchaser, or the person seeking to be the largest shareholder, and the counterparty to the share purchase agreement;

3.	present status of the shareholders of the share purchaser, or the person seeking to be the largest shareholder, and the counterparty to the share purchase agreement;

4.	present status of the share purchaser, or the person seeking to be the largest shareholder, and the counterparty to the share purchase agreement;

5.	purpose of, reasons for and an analysis of the effect of acquisition of the shares;

6.	proposal for dual appointment of officers (only when considering dual appointment of an officer of the counterparty); and

7.	post-share acquisition business proposal (only when seeking to become the largest shareholder).

(5) A public official who receives an approval application for transfer, merger, sale, share acquisition or changing the largest shareholder pursuant to paragraphs (1)-(4) shall verify the corporate registry of the party seeking to transfer, merge, sell, acquire shares or become the largest shareholder by using the public administrative information made available under Article 21(1) of the E-Government Act; provided that, in the event the applicant does not consent to such verification method, such applicant shall be required to attach the corporate registry to its approval application.

(6) The Korea Communications Commission shall issue a key communications business operator’s license upon approving the approval application for transfer or merger pursuant to paragraph (1) or (2).

Article 21 (Criteria for Major Telecommunications Line Facilities and Equipment)

The “major telecommunications line facilities and equipment prescribed under the Enforcement Decree of the Act” in provisos other than each subparagraph of Article 13(1) of the Act means facilities and equipment for exchange, transmission and wire pursuant to Article 3(8)-(10) of the Regulations on Telecommunications Facilities and Equipment of which the sum of the sales prices is not less than 5 billion won.

Article 22 (Report on Sale of Telecommunications Line Facilities and Equipment)

A person who wishes to file a report on sale of telecommunications line facilities and equipment pursuant to provisos other than each subparagraph of Article 13(1) of the Act shall submit to the Korea Communications Commission a report on sale of telecommunications line facilities and equipment with each of the following documentation attached thereto:

1.	documentation supporting the sale, such as a copy of the sales agreement concerning telecommunications line facilities and equipment;

2.	types, details and prices of the facilities and equipment being sold; and

3.	plans for service provision and user protection subsequent to the sale.

Article 23 (Establishment of Corporation for Providing Key Communications Services)

(1) A key communications business operator who wishes to obtain authorization for establishing a corporation for the purpose of providing part of the key communications services such key communications business operator is permitted to provide pursuant to Article 13(2) of the Act shall submit to the Korea

Communications Commission an authorization application (including an electronic authorization application) for establishing a corporation for providing key communications services with each of the following documentation (including electronic documentation) attached thereto; provided that, in the event the information contained in any of the following documentation can be verified through the public administrative information available pursuant to Article 21(1) of the E-Government Act, such verification may substitute for the relevant documentation:

1.	articles of incorporation of the corporation to be established;

2.	shareholder register, or documentation related to ownership of shares, etc. by shareholders, etc., of the corporation to be established;

3.	present status of the services to be provided (only for key communications business operators who are already providing the services they seek to provide by establishing a corporation); and

4.	business proposal prepared by the corporation to be established.

(2) The Korea Communications Commission shall issue a key communications business operator’s license upon authorizing the authorization application for establishing a corporation pursuant to paragraph (1).

Article 24 (Application for a Permit to Suspend Business, etc.)

A person who wishes to obtain authorization to suspend or discontinue business pursuant to Article 14(1) of the Act shall submit to the Korea Communications Commission each of the following documentation:

1.	details of the business to be suspended or discontinued, and drawings of such business’s territories;

2.	documentation indicating details of major telecommunications facilities and equipment relating to the business to be suspended or discontinued;

3.	written permission (only where the whole business is discontinued); and

4.	statement of reasons for such suspension or discontinuation.

Article 25 (Criteria, Procedures, etc. for Revocation of Permits)

(1) The criteria for revocation of permits, cancellation of registration and suspension or discontinuation of business pursuant to Articles 15(2) and 28(3) of the Act are as provided in Table 1 attached hereto.

(2) In the event a telecommunications business operator commits several violations and:

1.	the heaviest penalty for those violations is revocation of the permit or discontinuation of business, such heaviest penalty shall be imposed; or

2.	the penalty for each violation is suspension of business, all such suspension periods shall be aggregated; provided that, the aggregated suspension period may not exceed 1 year.

(3) Upon revocation of permits, cancellation of registration or suspension or discontinuation of business under paragraph (1), the Korea Communications Commission shall issue public notification thereof without delay, and notify the relevant telecommunications business operator in writing.

Article 26 (Application for Registration)

(1) A person who wishes to register as a specific communications business operator pursuant to Article 19(1) of the Act shall submit to the Korea Communications Commission an application (including an electronic application) to register as a specific communications business operator with each of the following documentation (including electronic documentation) attached thereto:

1.	a business proposal relating to a specific communications business;

2.	articles of incorporation of the corporation (including, throughout this Article, the corporation to be established);

3.	details, installment locations and a network map of major business facilities and equipment;

4.	terms of use containing provisions relating to user protection (including a provision for the aggregated issue amount of prepaid calling cards), and details of, and a management proposal for, an office for user protection; and

5.	a copy of surety insurance certificate.

(2) A public official who receives a registration application pursuant to paragraph (1) shall verify the corporate registry and national technical qualification certificates of the technical personnel by using the public administrative information available pursuant to Article 21(1) of the E-Government Act; provided that, in the event the applicant does not consent to such verification method, such applicant shall be required to attach the relevant documentation (in the case of national technical qualification certificates, copies thereof) to its license application.

Article 27 (Issuance of Certificates of Registration)

(1) Upon receipt of a registration application under Article 26(1) hereof, the Korea Communications Commission shall verify whether such registration application meets the registration requirements under Article 28 hereof, make recordations of each of the following in a registration registry of specific communications business operators and issue to the applicant a certificate of registration as a specific communications business operator within 30 days of the date of application:

1.	number and date of registration;

2.	title or trade name of the business and name of the representative;

3.	location of the principal office;

4.	capital;

5.	types of services provided;

6.	details of major business facilities and equipment and the locations where such facilities and equipment are installed;

7.	details concerning technical personnel;

8.	any conditions upon which the registration is authorized; and

9.	aggregated issue amount of prepaid calling cards (for specific communications business operators only).

(2) The Korea Communications Commission may, where it deems necessary, request for a registration application already submitted to it under Article 26 hereof to be supplemented or revised by no later than 7 days thereafter; provided that, such period may be extended upon request of the applicant and may not count towards the processing time referred to in paragraph (1).

(3) A specific communications business operator whose certificate of registration, issued pursuant to paragraph (1), is either lost or worn out to the extent it can no longer be used may apply for reissuance of the certificate of registration to the Korea Communications Commission.

Article 28 (Registration Requirements for Specific Communications Business)

The registration requirements for a specific communications business pursuant to Article 19(4) of the Act are as provided in Table 2 attached hereto.

Article 29 (Reporting Procedures, etc. of Value-Added Communications Business)

(1) A person who wishes to file a report of a value-added communications business under the text of Article 21 of the Act shall submit to the Korea Communications Commission a value-added communications business report (including an electronic report) with a network map diagram (including an electronic diagram, but applicable only where new types of value-added communications services are reported and the Korea Communications Commission deems such diagram to be necessary and requests for it) attached thereto.

(2) A public official who receives a report pursuant to paragraph (1) shall verify the corporate registry by using the public administrative information available pursuant to Article 21(1) of the E-Government Act; provided that, in the event the person filing the report does not consent to such verification method, such person shall be required to attach the corporate registry to its report.

(3) When there is an error in a value-added communications business report or the documentation attached to such report is insufficient, the Korea Communications Commission may request for such report to be supplemented by no later than 7 days thereafter; provided that, such period may be extended upon request by the person filing the report.

(4) Upon receipt of a value-added communications business report under paragraph (1), the Korea Communications Commission shall issue a report certificate to the person filing such report.

(5) A value-added communications business operator whose report certificate, issued pursuant to paragraph (4), is either lost or worn out to the extent it can no longer be used may apply for reissuance of the certificate of report to the Korea Communications Commission.

Article 30 (Exemption from Value-added Communications Business Operator Report)

(1) The “small-scale value-added communications business meeting the criteria prescribed under the Enforcement Decree of the Act” in the proviso of Article 21 of the Act means value-added communications business operators who provide value-added communications services using the Internet and who satisfy each of the following criteria:

1.	where the capital is 100 million won or less; and

2.	where the scale of the telecommunications facilities and equipment complies with the standards publicly notified by the Korea Communications Commission.

(2) In the event a value-added communications business operator who did not file a report under paragraph (1) no longer satisfies all of the criteria set forth in paragraph (1), such value-added communications business operator shall file a report, within 1 month of the date on which it ceased to satisfy such criteria, in accordance with the text of Article 21 of the Act.

Article 31 (Amendment of Registration or Report)

(1) “As prescribed under the Enforcement Decree of the Act” in Article 22 of the Act means each of the following:

1.	title or trade name, and address;

2.	representative;

3.	types of services provided;

4.	capital (for specific communications business operators only); and

5.	aggregated issue amount of prepaid calling cards (for specific communications business operators only).

(2) In order to amend any of the information set forth in paragraph (1), an application to register amendment to the specific communications business, or a report of amendment to the value-added communications business (including an electronic application or report), and documentation (including electronic documentation) supporting the relevant amendment shall be submitted to the Korea Communications Commission.

(3) Upon receipt and registration, or receipt and processing, of an application to register amendment or a report of amendment, the Korea Communications Commission shall issue either a registration certificate on which the relevant amendment is recorded or a report certificate.

(4) A public official who receives an application to register amendment or a report of amendment pursuant to paragraph (2) shall verify the corporate registry (only if an amendment is made with respect to the trade name, title, address, representative or capital of a corporation) or business registration certificate (only if an amendment is made with respect to the trade name, title or address of an individual) by using the public administrative information available pursuant to Article 21(1) of the E-Government Act; provided that, in the event the applicant or person filing the report does not consent to such verification method, such applicant or person shall be required to attach the corporate registry or business registration certificate to its report.

Article 32 (Report on Transfer of Business)

(1) A person who wishes to file a report on transfer of a specific communications business or a value-added communications business pursuant to Article 25 of the Act shall submit to the Korea Communications Commission a business transfer application (including an electronic application) with each of the following documentation (including electronic documentation) attached thereto:

1.	a copy of the business transfer agreement;

2.	documentation prescribed under each of the subparagraphs of Article 26(1) hereof, or documents to be attached under Article 29(1) hereof; and

3.	a registration certificate or a report certificate.

(2) A person who wishes to file a report on merger of a corporation that is either a specific communications business operator or a value-added communications business operator pursuant to Article 25 of the Act shall submit to the Korea Communications Commission a merger application (including an electronic application) with each of the following documentation (including electronic documentation) attached thereto:

1.	a copy of the merger agreement;

2.	documentation prescribed under each of the subparagraphs of Article 26(1) hereof, or documents to be attached under Article 29(1) hereof; and

3.	a registration certificate or a report certificate.

(3) A person who wishes to file a report on inheritance of a value-added communications business operator pursuant to Article 25 of the Act shall submit to the Korea Communications Commission an inheritance report (including an electronic application) with documentation (including electronic documentation) demonstrating that she or he is the heir attached thereto.

(4) A public official who receives a report under paragraphs (1)-(3) shall verify the corporate registry of the transferor or party to a merger agreement (meaning the existing or newly established corporation), national technical qualification certificates of the technical personnel or a certificate of the heir’s family register; provided that, in the event the person filing the report does not consent to such verification method, such person shall be required to attach the relevant documentation (in the case of national technical qualification certificates, copies thereof) to its report.

(5) Upon receipt of a report to register on transfer or merger of a specific communications business or a value-added communications business under paragraph (1) or (2), the Korea Communications Commission shall issue either a specific communications business registration certificate or a value-added communications business report certificate.

Article 33 (Report on Suspension or Discontinuation of Business)

A person who wishes to file a report on either (i) suspension or discontinuation of a specific communications business or a value-added communications business or (ii) dissolution of a corporation that is a specific communications business operator or a value-added communications business operator shall submit to the Korea Communications Commission a report on suspension, discontinuation or dissolution of a specific communications business or a value-added communications business (including an electronic application) with documentation (including electronic documentation) demonstrating that users have been notified of such suspension or discontinuation attached thereto; provided that, in the event the information contained in any of such documentation can be verified through the public administrative information available pursuant to Article 21(1) of the E-Government Act, such verification may substitute for the relevant documentation

Chapter 3. Telecommunications Operation

Article 34 (Approval of Terms of Use)

(1) The services for which key communications business operators must obtain approval of terms of use pursuant to the proviso of Article 29(1) of the Act shall be any of the following:

1.	among the services provided by the key communications business operator with the highest market share with respect to the aggregate national sales based on sales from each service in the preceding year, the service from which sales in the preceding year reach or exceed the amount determined and publicly notified by the Korea Communications Commission with respect to each service; or

2.	if a key communications business operator providing the service prescribed under subparagraph 1 completes business consolidation with another key communications business operator pursuant to Article 12(1)1 or 12(1)4 of the Monopoly Regulation and Fair Trade Act, the service prescribed under subparagraph 1 provided by such other key communications business operator.

(2) By the end of June each year, the Korea Communications Commission shall designate and issue public notification of the key communications business operators and services prescribed under paragraph (1); provided that, the Korea Communications Commission shall designate and issue public notification of the key communications business operators and services falling under subparagraph 2 of paragraph (1) immediately after the date of report on business consolidation thereunder.

(3) Notwithstanding the provisions under paragraph (1), a key communications business operator who wishes to amend minor aspects of terms of use as prescribed by the Korea Communications Commission may file a report with the Korea Communications Commission.

Article 35 (Application for Approval of Terms of Use)

A person who wishes to file a report (including a report on amendment) or obtain an approval (including an approval of amendment) on terms of use with respect to telecommunications services pursuant to Article 29(1) of the Act shall submit to the Korea Communications Commission terms of use containing each of the following with documentation demonstrating the bases for price computation attached thereto:

1.	types and details of telecommunications services;

2.	areas in which telecommunications services are provided;

3.	prices of telecommunications services, including fees and actual expenses;

4.	details concerning the responsibilities of telecommunications business operators and users of telecommunications services; and

5.	any other information necessary the provision or use of the relevant telecommunications services.

Article 36 (Services Entitled to Reduction or Exemption of Fees)

Telecommunications services entitled to the reduction or exemption of fees pursuant to Article 32 of the Act shall be as follows:

1.	Telecommunications services for the communications concerning the rescue of human lives and properties in danger, and the rescue from disasters or for the communications by the victims of disasters;

2.	Telecommunications services for the whole or part of exclusive line communications used by such agencies, in case where the exclusive line communications of agencies which are fully responsible for military, public order and national security, and a part of self-communications network of the State, local governments or government-invested institutions are integrated into the telecommunications net-work of a key communications business;

3.	Telecommunications services for the communications required for military operations in wartime;

4.	Telecommunications services for the newspapers under the Registration, etc. of Periodicals Act, and for communication for news reports by the broadcasting stations under the Broadcasting Act;

5.	Telecommunications services for a communication which is required for facilitating the use, and for diffusing the distribution, of information communications;

6.	Telecommunications services for a communication by those who are in need of the protection for the improvement of social welfare;

7.	Telecommunications services for a communication which is required for the promotion of interchange and cooperation between North and South Korea; and

8.	Telecommunications services for a communication which is specially required for the operation of postal and telegraphic services.

Article 37 (Provision of Transmission or Line Facilities and Equipment, etc.)

Pursuant to Article 32-4(1) of the Act, a CATV broadcasting business operator, signal transmission network business operator or CATV relay broadcasting business operator under the Broadcasting Act may provide transmission or line facilities and equipment or the CATV broadcasting facilities and equipment (the “Transmission or Line Facilities and Equipment, etc.”) to key communications business operators in a manner falling under one of the following:

1.	sale or lease of transmission or line facilities, etc.;

2.	commissioned performance of the communications or exchange operations, etc. by making use of transmission or line facilities, etc.; or

3.	manners corresponding to subparagraphs 1 and 2, which are determined by a consultation between a CATV broadcasting business operator, a signal transmission network business operator, or a CATV relay broadcasting business operator.

Chapter 4. Promoting Competition In Telecommunications Business

Article 38 (Criteria and Procedures for, and Methods of, Evaluating Competition Status)

(1) When making determination concerning unit markets for the purpose of evaluating competition status pursuant to Article 33-4(2) of the Act, all of the following factors shall be considered:

1.	demand substitutability and supply substitutability of the services;

2.	geographical scope of the services provided;

3.	transaction stages of the services provided such as retail (meaning transactions between telecommunications business operators and ultimate users of the services provided by such telecommunications business operators) and wholesale (meaning transactions through which telecommunications facilities and equipment, etc., installed to provide wholesale services, are offered to other telecommunications business operators); and

4.	special characteristics of users such as differences in purchasing power and negotiating edge or uniqueness of demand.

(2) Evaluation of competition status with respect to the unit markets determined under paragraph (1) shall be implemented by comprehensively considering each of the following factors:

1.	market structure such as market share and entrance barrier;

2.	response capacity of users such as accessibility of information related to service use and ease of switching service providers;

3.	activities of telecommunications business operators such as those relating to price and quality competition and technology innovation; and

4.	market performances such as the level of price and quality and the size of excess profits made by telecommunications business operators.

(3) Where it deems necessary for evaluating competition status, the Korea Communications Commission may invite opinions from relevant professionals and related parties.

Article 39 (Criteria applicable to Key Communications Business Operators)

(1) The “key communications business operators satisfying the criteria prescribed under the Enforcement Decree of the Act” in Articles 33-5(2)2, 34(3)2, 34-3(3)2 and 34-4(3)2 of the Act means, where sales of certain key communications business operators in each service from the preceding year exceed the amount determined and publicly notified by the Korea Communications Commission with respect to each service, those business operators whose market share in relation to the national aggregate sales from the relevant service is 50% or higher.

(2) By the end of June each year, the Korea Communications Commission shall designate and issue public notification of the key communications business operators prescribed under Articles 33-5(2), 34(3), 34-3(3) and 34-4(3) of the Act.

Article 40 (Report on Accord, etc. concerning Interconnections, etc.)

(1) A person who wishes, under Article 34-6(1) or 34-6(2) of the Act, to file a report on, or obtain an approval of (i) the provision, common use or interconnection of telecommunications facilities and equipment or (ii) the execution or termination of, or an amendment to, an accord on provision of information on shall submit to the Korea Communications Commission each of the following documentation:

1.	copy of the accord;

2.	documentation demonstrating the amounts due from, or payable to, the parties to the accord, the computation methods with respect to such amounts and how the accord shall be implemented;

3.	documentation demonstrating provision, common use or interconnection of, or conditions upon which information shall be provided on, telecommunications facilities and equipment, and any other costs related to the accord;

4.	drawings indicating provision, common use or interconnection of, or a summary of the information to be provided on, telecommunications facilities and equipment; and

5.	documentation comparing the new accord against the old (applicable only to filing of a report of amendment or applying for an approval of amendment).

(2) Upon receipt of documentation under paragraph (1), the Korea Communications Commission shall examine whether such documentation comply with the criteria for provision, common use or interconnection of, or provision of information on, telecommunications facilities and equipment pursuant to Article 33-5(3), 33-7(3), 34(2), 34-3(2) or 34-4(2) of the Act.

(3) Pursuant to Article 21(3) of the Framework Act on Telecommunications, upon receipt of documentation under paragraph (1), the Korea Communications Commission shall examine whether such documentation complies with the criteria for provision, common use or interconnection of, or provision of information on, telecommunications facilities and equipment pursuant to Article 33-5(3) of the Act, and whether the private telecommunications facilities and equipment provided were installed by an individual to be used for her or his own telecommunications.

Article 41 (Reporting Offenses)

(1) Any person recognizing any of the offenses prescribed under Article 36-3(1) of the Act may report to the Korea Communications Commission of such act and request any measures prescribed under each of the subparagraphs of Article 37(1) of the Act to be taken.

(2) A person who wishes to make a report under paragraph (1) shall submit to the Korea Communications Commission documentation indicating each of the following:

1.	name (if a corporation, the name of the corporation and its representative) and address of the person making the report;

2.	trade name, or name (if a corporation, the name of its representative), and address of the person being reported;

3.	details of the offense; and

4.	measures necessary for addressing the offense.

(3) The Korea Communications Commission may, where it deems necessary, request that the documentation submitted to it under paragraph (2) be supplemented within a period reasonably fixed.

Article 42 (Types of and Criteria for Offenses)

(1) The types of, and criteria for, the offenses pursuant to Article 36-3(3) of the Act shall be as provided in Table 3 attached hereto.

(2) The Korea Communications Commission may, where it deems necessary for the purpose of applying to specific telecommunications fields or specific offenses, determine and issue public notification of the details concerning the types of, and criteria for, the offenses under paragraph (1).

Article 43 (Investigation of Facts)

A public official who intends to enter and investigate an office and business place of a telecommunications business operator, or a business place of a person who is entrusted with the affairs of a telecommunications business operator, pursuant to Article 36-5(2) of the Act shall have the parties concerned from the relevant office or business place be present at the time of investigation.

Article 44 (Measures Taken, etc. on Offenses)

The term “other matters necessary for implementation of the provisions under subparagraph 1 or 9 as prescribed under the Enforcement Decree of the Act” in Article 37(1)10 of the Act refers to each of the following:

1.	submission of a plan for implementing the provisions under Article 37(1)1-9 of the Act; and

2.	report on the results of the implementation of the provisions under Article 37(1)1-9 of the Act.

Article 45 (Implementation Period of Corrective Orders)

The period by the end of which telecommunications business operators shall implement the corrective order issued by the Korea Communications Commission pursuant to Article 37(2) of the Act shall be as provided in Table 4 attached hereto.

Article 46 (Offenses Subject to Imposition of Penalties and Amount of Such Penalties, etc.)

The classifications of offenses subject to imposition of penalties, the upper limit of such penalties and the criteria for imposition of such penalties pursuant to Article 37-2(3) of the Act shall be as provided in Table 5 attached hereto.

Article 47 (Computation Methods of Penalties)

(1) The term “sales as prescribed under the Enforcement Decree of the Act” in the text of Article 37-2(1) of the Act means the average annual sales for the 3 preceding fiscal years of the telecommunications services related to the offense committed by the relevant telecommunications business operator; provided that, if, as of the first day of the applicable fiscal year, less than 3 years have elapsed since the commencement of the relevant business as of the first day of the relevant fiscal year, such term shall mean the sales of the period from the commencement of the relevant business until the last day of the preceding fiscal year, converted into annual average sales, or if the relevant business has been commenced in the applicable fiscal year, such term shall mean sales of the period from the commencement date of the relevant business until the date of commission of the offense, converted into annual sales.

(2) The term “where there has been no sales or it is difficult to compute sales as prescribed under the Enforcement Decree of the Act” in the proviso of Article 37-2(1) of the Act means any of the following:

1.	where there has been no sales result due to such reasons as non-commencement or suspension of business; or

2.	where it is difficult to make an objective computation of sales.

Article 48 (Imposition and Payment of Penalties)

(1) The Korea Communications Commission shall, where it intends to impose penalties pursuant to Article 37-2 of the Act and subsequent to its investigation and verification of the relevant offense, notify, in writing, the person subject to such penalties of the fact of offense, the amount thereof and the method of, and the period for, raising objection thereto.

(2) A person who receives a notification under paragraph (1) shall pay the relevant penalties to a financial institution designated by the Korea Communications Commission within 20 days from the date of receiving such a notification; provided that, if the person is unable to pay the penalties within such period due to a natural disaster or other unavoidable circumstances, the person shall pay the penalties within 7 days from the date on which said reason ceases to exist.

(3) A financial institution in receipt of a payment of penalties under paragraph (2) shall deliver a receipt thereof to the person who paid the penalties.

Article 49 (Demand for Penalties)

(1) A demand for penalties pursuant to Article 37-2(5) of the Act shall be made in writing within 7 days from the date on which the payment deadline expires.

(2) Where a demand note is issued under paragraph (1), a deadline for payment of any penalties in arrear shall be within 10 days from the date on which such demand note is issued.

Article 50 (Services Subject To Prior Selection)

The “telecommunications services prescribed under the Enforcement Decree of the Act” in the latter part of Article 38-3(1) of the Act means the Long Distance Telephone Service.

Article 51 (Provision of Directory Assistant Service)

(1) Telecommunications business operators providing a directory assistant service pursuant to Article 38-6(1) of the Act may furnish any of the following information:

1.	name or trade name of the user;

2.	telephone number of the user; or

3.	address of the user up to Eup/Myeon/Dong.

(2) Telecommunications business operators shall obtain users’ consent to a directory assistant service through a method that can be used to verify as to whether such consent has been indeed given by the user, such as the user’s handwritten or electronic signature, and to prove at a later date that such consent has been given.

(3) Users may withdraw their consent given under paragraph (2) at any time, and telecommunications business operators shall, without any delay, take the necessary measures so that a directory assistance service shall not be provided with respect to such users who withdrew their consent; provided that, where the pertinent directory assistance service is provided through a written material, a user shall have to withdraw her consent at least 30 days prior to the print date of such written material for the withdrawal to take effect.

Chapter 5. Protection of Telecommunications Facilities and Equipment

Article 52 (Designation of Alert Areas for Submarine Cable)

(1) A key communications business operator who wishes to apply for designation of alert areas for submarine cable under Article 50(3) of the Act shall submit to the Korea Communications Commission documentation demonstrating each of the following:

1.	need to designate alert areas; and

2.	legs and width of the alert areas indicated by using coordinates of latitude and longitude.

(2) The Korea Communications Commission may, where necessary for designation of alert areas for submarine cable, request additional information further to the documentation prescribed under paragraph (1) from any key communications business operator who applies for such designation.

(3) Upon receipt of the documentation submitted to it under paragraphs (1) and (2), the Korea Communications Commission shall send such documentation to the heads of the relevant state administrative organs prescribed under Article 50(4) of the Act for consultation.

(4) Except under ordinary circumstances, the Korea Communications Commission shall, within 60 days of the date of application for designation of an alert area for submarine cable, notify the key communications business operator making such application, and if such designation is approved, issue, without any delay, public notification of the newly designated alert area.

(5) Once the Korea Communications Commission designates and issues public notification of a new alert area under paragraph (4), the key communications business operator who applied for such designation shall disclose the location of the new alert area on its website, etc., and may place buoys, etc. in the new alert area for marking purposes.

Chapter 6. Supplementary Provisions

Article 53 (Protection of Communication Secrets)

(1) Telecommunications business operators shall preserve the ledger of communications data supplied, prescribed under Article 54(5) of the Act, for a period of 1 year.

(2) Reports on, and notification of, the status of communications data supplied pursuant to Articles 54(6) and 54(7) of the Act respectively, must be provided within 30 days after the expiration of each half-year.

(3) An office dedicated to protection of communication secrets pursuant to Article 54(8) of the Act (the “Dedicated Office”) shall undertake to perform each of the following:

1.	oversee tasks related to communication secrets of users;

2.	regulate illegal or undue infringement of communication secrets of users by employees of telecommunications business operators or third parties;

3.	report on the present status of communications information supplied under Article 54(6) of the Act;

4.	furnish notification of the recordations in the ledger of communications data supplied under Article 54(7) of the Act;

5.	address complaints or opinions from users with respect to communication secrets;

6.	train the employees in charge of tasks connected with communication secrets; and

7.	any other matters necessary for protection of communication secrets of users.

(4) The Dedicated Office shall be based at the headquarters of each telecommunications business operator with the officers thereof in charge.

(5) An authorized signatory for documentation under Article 54(9) of the Act shall be either (i) a judge, a prosecutor or an investigatory entity (including, throughout this Enforcement Decree, a military investigatory body, the National Tax Service and regional tax services) (ii) a public official of Grade 4 or higher who belongs to an intelligence agency (including a public official of Grade 5 who is the head of an investigatory body or intelligence agency) or (iii) a public official who belongs to senior executive service; provided that, (x) with respect to the police or marine police, such authorized signatory shall be a public officer whose position is senior superintendent or higher (including a superintendent who is the head of a district policy agency) and (y) with respect to a military investigatory body, it shall be a military prosecutor or a person whose rank is lieutenant colonel or higher (including a major with respect to a military investigatory body at which a major is the commanding officer).

(6) The documentation prescribed under Article 54(9) of the Act shall clearly indicate the authorized signatory’s name and rank; provided that, with respect to intelligence agencies prescribed under Article 2(6) of the Regulation on Planning and Coordination of Information Security, only the title of the authorized signatory shall be indicated, and with respect to courts, the title and name of the authorized signatory shall be indicated.

Article 54 (Caller Identification, etc.)

(1) Telecommunications business operators may not impose charges on users who choose, pursuant to the latter part of Article 54-2(1) of the Act, not to allow their telephone numbers to be identified when making telephone calls.

(2) A person who wishes to be informed of the telephone number of the caller pursuant to Article 54-2(2) of the Act shall make a written request therefor to the pertinent telecommunications business operator with any of the following documentation demonstrating in detail that the person has been subjected to abusive language, threats or harassment over the telephone attached thereto:

1.	written records of the date, time and contents of threats, etc. over the telephone;

2.	voice records of threats, etc. over the telephone;

3.	documentation supporting that a crime report has been filed with the police in connection with threats, etc. over the telephone;

4.	documentation supporting that advice has been sought from a clinic with respect to the damages incurred from threats, etc. over the telephone;

5.	any other documentation equivalent or similar to those set forth in subparagraphs 1-4.

(3) “As prescribed under the Enforcement Decree of the Act” in Article 54-2(2) of the Act means where each of the following telephone services is used:

1.	to report international terror-related crime (111);

2.	to report crime (112);

3.	to report spies (113);

4.	to report cyber terror and seek advice in relation thereto (118);

5.	to report fire or seek emergency rescue (119);

6.	to report marine accidents or crime (122);

7.	to report smuggling (125); or

8.	to report drug offenders (127).

Article 55 (Restriction on and Suspension of Service)

(1) Where the Korea Communications Commission issues, under Article 55 of the Act, an order to restrict or suspend the whole or part of the telecommunications business of telecommunications business operators, it may allow communications for undertaking the matter falling under each of the following in the order of their priority, in proportion to the scope and severity of the relevant restriction or suspension:

1.	top priority

(a)	national security;

(b)	military affairs and public security;

(c)	transmission of the civil defense alarm; and

(d)	electronic wave control;

2.	second priority

(a)	disaster relief;

(b)	telecommunications, navigation safety, weather, fire fighting, electricity, gas, water service, transportation and the press;

(c)	affairs of the State and local government, except for those mentioned in items (a) and (b); and

(d)	affairs of the foreign diplomatic missions and the organizations of the United Nations in Korea;

3.	third priority

(a)	affairs of the enterprises subject to resources control and the firms of defense industry; and

(b)	affairs of government-invested institutions, and medical institutions; and

4.	fourth priority: matters other than those listed in subparagraphs 1 through 3.

(2) The restriction or suspension on the telecommunication services under paragraph (1) shall be the least of those required for securing the important communications.

(3) A telecommunications business operator shall, in case where he restricts or suspends the whole or part of telecommunications services under paragraph (1), report the content thereof without delay to the Korea Communications Commission.

Article 56 (Approval, etc. for International Telecommunications Services)

(1) The term “international telecommunications business as prescribed under the Enforcement Decree of the Act” in Article 59(2) of the Act means the services falling under any of the following:

1.	installation and lease of a satellite for providing international telecommunications services; or

2.	transboundary provision of key communications services under Article 59-2 of the Act.

(2) A person who intends to obtain approval under Article 59(2) of the Act shall submit the following documents to the Korea Communications Commission:

1.	duplicate copy of written agreement or contract;

2.	comparative table between new and old agreements or contracts (limited to the cases where an application for modified approval is filed); and

3.	document certifying the fact that the agreements or contracts have been abrogated (limited to the cases where an application for approval of abrogation is filed).

Article 57 (Revocation of Approval for Agreement to Provide Transboundary Key Communications Services)

(1) The criteria for revocation of approval for agreements to provide transboundary key communications services and for suspension of provision of transboundary key communications services pursuant to Article 59-2(3) of the Act shall be as follows:

1.	first violation shall result in suspension of 6 months or less, or suspension of invitation of new users; and

2.	second violation shall result in revocation of approval.

(2) Upon revoking approval or ordering suspension, the Korea Communications Commission shall issue public notification and notify the relevant telecommunications business operator in writing thereof.

Article 58 (Report on Statistics)

(1) The types of statistics telecommunications business operators must report to the Korea Communications Commission pursuant to Article 62(1) of the Act are as follows:

1.	present status of telecommunications facilities, including those for exchange, transmission, wire and power per service;

2.	use records of telecommunications, including sales and times of use per service, period, distance stage, time zone, country (including the use records per foreign telecommunications business operator) and Calling Area and between Calling Areas;

3.	present status of telecommunications users, including the number of subscribers per service, city and province and Calling Area;

4.	information related to call volume, including (i) call volume between Calling Areas and per service, period, distance stage, time zone, city and province, country (including the call volume per foreign telecommunications business operator) and Calling Area and (ii) information on provision of facilities and equipment and on interconnection;

5.	information related to accounting, including a sales report prepared for each service and business provided; and

6.	aggregated issue amount of prepaid calling cards and use records of the Calling Areas (applicable only to specific communications business operators).

(2) The Korea Communications Commission shall determine the format, submission method and reporting deadline of the relevant statistics under paragraph (1) and any other matters related thereto.

Article 59 (Submission of Documentation)

(1) Pursuant to Article 62(2) of the Act, key communications business operators and their shareholders shall submit to the Korea Communications Commission each of the following:

1.	present status of the corporation’s outstanding shares (including, throughout this Article, equities);

2.	present shareholding (including, throughout this Article, equity investment ratios) status of shareholders owning the corporation’s outstanding shares (including, throughout this Article, equity investors) and their related parties;

3.	purpose of shareholding and reasons for the change (applicable only to shareholders of key communications business operators);

4.	date of acquiring the shares and details of capital used for such acquisition (applicable only to shareholders of key communications business operators);

5.	form of shareholding (applicable only to shareholders of key communications business operators); and

6.	documentation supporting any of the information set forth in subparagraphs 1-5.

(2) Business operators obliged to submit documentation under paragraph (1) shall submit such documentation to the Korea Communications Commission by the following date:

1.	if the business operator is a key communications business operator whose share certificates are listed on a stock exchange or whose shares are listed on the KOSDAQ under Article 2(13)3 or 2(13)5 of the Korean Securities and Exchange Act, within 30 days from the date its shareholder registry is closed; or

2.	if the key communications business operator does not fall under subparagraph 1, by January 30 of each year.

Article 60 (Methods for Computing Penalties)

(1) The term “sales calculated under the conditions prescribed under the Enforcement Decree of the Act” in the main sentence of Article 64(1) of the Act means the annual average sales for 3 fiscal years immediately preceding of the telecommunications services by the relevant telecommunications business operator; provided that, where 3 years have not elapsed since the start of business as of the first day of the relevant fiscal year, it shall mean sales from the period from the start of the relevant business until the end of the immediately preceding fiscal year, converted into annual average sales; and where a business was started in the relevant fiscal year, it shall mean sales from the period from the date of starting the business until the date of an offense, converted into annual sales.

(2) The term “where there exists no sales or the computation of sales is difficult, and where it is prescribed under the Enforcement Decree” in the proviso of Article 64 (1) of the Act means the case falling under any of the following:

1.	where there exists no business record due to a failure of starting a business or a suspension of business, etc.;

2.	where a telecommunications business operator has refused to submit the data for computing sales or has submitted false data; or

3.	other cases where it is difficult to compute the amount of objective sales.

Article 61 (Offenses Subject to Imposition of Penalties and Amount of Penalties, etc.)

(1) Classifications of offenses subject to the imposition of a penalty and the amount of a penalty under Article 64(2) of the Act shall be as provided in Table 6 attached hereto.

(2) In determining the amount of penalties under paragraph (1), the Korea Communications Commission shall take into account such factors as the peculiarities of providing telecommunications services and the severity and frequency of each offense.

(3) The provisions under Articles 48 and 49 hereof shall apply mutatis mutandis to the imposition, payment and demand of penalties under Article 64 of the Act.

Article 62 (Extension of Payment Due Date, and Installment Payment, of Penalties)

(1) A person who intends to extend the payment due date of a penalty or pay it in installments under Article 64-2 of the Act shall make an application to the Korea Communications Commission along with the document certifying grounds of the extension of payment due date or the payment in installments not later than 10 days prior to the relevant due date of payment.

(2) The term “amount as prescribed under the Enforcement Decree” in Article 64-2(1) of the Act means either the amount equal to the sales under Article 47 multiplied by 1%, or 300 million won.

(3) The extension of the payment due date of a penalty under Article 64-2 of the Act shall not exceed 1 year from the day immediately following said payment due date.

(4) When making installment payments under Article 64-2 of the Act, the intervals between the respective installment payment due dates shall not exceed 4 months, and the frequency of installments shall not exceed three times.

(5) The Korea Communications Commission may, if a person liable for a payment of a penalty for whom the payment due date has been extended or installment payments have been permitted under Article 64-2 of the Act comes to fall under any of the following, revoke such extension of payment due date, or the decision to allow such installment payments, and collect it in a lump sum:

1.	where the person fails to pay a penalty for which the payment in installments has been decided, within the payment due date thereof;

2.	where the person fails to implement an order necessary for a change of security or other security integrity, which is given by the Korea Communications Commission; or

3.	where it is deemed that the whole or remainder of a penalty is uncollectible, such as the compulsory execution, commencement of auction, adjudication of bankruptcy, dissolution of a juristic person or dispositions on national or local taxes in arrears, etc.

Article 63 (Classification and Appraisal, etc. of Securities)

The provisions of Articles 29 through 34 of the Framework Act on National Taxes, and of Articles 13 through 17 of its Enforcement Decree shall apply mutatis mutandis to the provision of security under Article 64-2 of the Act.

Article 64 (Important Communications)

(1) The term "important communications" in Article 65(2)3 of the Act means:

1.	business telecommunications related to the national security, military affairs, public peace and order, civil defense alarm transmission and radio wave control; or

2.	other communications publicly notified by the Korea Communications Commission in order to efficiently perform the State affairs.

(2) The government may grant a subsidy for the expenses required for the construction and management of the important communications in order to secure the important communications under paragraph (1).

Article 65 (Delegation of Authority)

The Korea Communications Commission shall delegate the authority falling under any of the following to the Commissioner of the competent Communications Office pursuant to Article 68 (1) of the Act:

1.	registration of specific communications business under Article 19(1) of the Act;

2.	acceptance of a report on the value-added communications business under the text of Article 21 of the Act;

3.	acceptance of a modified registration for the specific communications business, and of a modified report for value-added communications business, under Article 22 of the Act;

4.	acceptance of a report on the transfer or takeover of a specific communications business or a value-added communications business, and on the merger or succession of a juristic person, under Article 25 of the Act;

5.	acceptance of a report on the suspension or discontinuation of a specific communications business or a value-added communications business, and on the dissolution of a juristic person under Article 27 of the Act;

6.	permission for a felling or transplanting of the plants under the former part of Article 42 (3) of the Act.

Chapter 7. Penal Provisions

Article 66 (Fines for Negligence)

(1) When imposing a fine for negligence under Article 78(2) of the Act, the Korea Communications Commission shall, after investigating and verifying the relevant offense, notify, in writing, the person subject to such fine of the fact of offense, methods of payment and objection, objection period, etc.

(2) The Korea Communications Commission shall, when seeking to impose a fine for negligence under paragraph (1), provide the person subject to such fine with an opportunity to present her or his opinion verbally or in writing within not less than 10 days. In such case, the Korea Communications Commission shall consider that there is no such opinion if no oral or written opinion is presented within the specified period.

(3) In determining the amount of a fine for negligence, the Korea Communications Commission shall take into account the motivation for the offense and the consequences thereof.

Article 67 (Procedures for Collecting Fines for Negligence, etc.)

(1) Laws relating to management of national funds shall apply mutatis mutandis to the procedures for imposing fines for negligence pursuant to Article 78(2) of the Act, in which case, the payment notice shall include the method of objection and objection period.

(2) Any person wishing to file an objection with the Korea Communications Commission under Article 78(3) of the Act shall submit thereto an application to file objection against imposition of fines for negligence.

ADDENDA <Enforcement Decree No. 20666, February 29, 2008>

Article 1 (Enforcement Date)

This Decree shall enter into force on the date of its promulgation.

Article 2 (Interim Measures Concerning Surety Insurance)

Not withstanding the amended provisions in Table 2 attached hereto, the surety insurance of specific communications business operators which was taken out under previous regulations at the time the amended decree among the Enforcement Rule of the Act, Ordinance of the Ministry of Information and Communication No. 111, went into effect shall be deemed to have been taken out by the expiration date of the relevant surety insurance under this Enforcement Decree.

Article 3 (Interim Measures Concerning Persons Entitled To Telephone Services of which Fees Are Reduced or Exempted)

Persons entitled to telephone services of which fees are reduced or exempted under Article 2-2(2)4(a) of the previous Enforcement Rule of the Act at the time the amended decree among the Enforcement Rule of the Act, Ordinance of the Ministry of Information and Communication No. 141, went into effect shall be deemed to be persons entitled to telephone services of which fees are reduced or exempted under this Enforcement Decree.

Article 4 (Special Example Concerning Combined Sale)

The amended provisions of paragraph (IV)6 of Table 3 attached hereto shall apply limited to the telecommunications services of key communications business operators (including the specific communications business or value-added communications business operated by key communications business operators) from March 10, 2007.

Article 5 (Interim Measures Concerning Permit and Registration)

(1) Value-added communications business operators providing communications services under the amended Article 3(1) of the Enforcement Rule of the Act at the time the partially amended decree among the Enforcement Rule of the Act, Ordinance of the Ministry of Information and Communication No. 227, went into effect shall, pursuant to Article 5 of the Act, either obtain permits as key communications business operators from, or register as specific communications business operators with, the Korea Communications Commission by December 14, 2009.

(2) Until December 14, 2009, the registration criteria relating to financial capacity among the registration requirements under the amended provisions of Article 28 hereof and Table 2 attached hereto shall not apply to those telecommunications business operators who must newly register their specific communications business under paragraph (1).

Article 6 (Interim Measures Concerning Transmission Services)

A telecommunications business operator who obtained a permit from the Minister of Information and Communication as a key communications business operator providing key communications services, other than a telecommunications line facilities and equipment rental service under Article 3(3) of the previous Enforcement Rule of the Act and a service provided upon being assigned frequencies under Article 3(4) of the previous

Enforcement Rule of the Act, prior to going into effect of the partially amended decree among the Enforcement Rule of the Act, Ordinance of the Ministry of Information and Communication No. 227, shall be deemed to have obtained a permit for a transmission service under the amended provisions of Article 7(1) hereof.

Article 7 (Interim Measures Concerning Services Provided Upon Being Assigned Frequencies)

A telecommunications business operator who obtained a permit from the Minister of Information and Communication as a key communications business operator providing a service provided upon being assigned frequencies under Article 3(4) of the previous Enforcement Rule of the Act prior to going into effect of the partially amended decree among the Enforcement Rule of the Act, Ordinance of the Ministry of Information and Communication No. 227, shall be deemed to have obtained a permit as a key communications business operator providing a service provided upon being assigned frequencies under the amended provisions of Article 7(2) hereof.

Article 8 (Interim Measures Concerning Telecommunications Line Facilities and Equipment Rental Service)

A telecommunications business operator who obtained a permit from the Minister of Information and Communication as a key communications business operator providing a telecommunications line facilities and equipment rental service under Article 3(3) of the previous Enforcement Rule of the Act at the time the partially amended decree among the Enforcement Rule of the Act, Ordinance of the Ministry of Information and Communication No. 227, went into effect shall be deemed to have obtained a permit as a key communications business operator providing a telecommunications line facilities and equipment rental service under the amended provisions of Article 7(3) hereof.

Article 9 (Interim Measures Concerning Internet Phone)

Notwithstanding the amended provisions of partial provisos other than each subparagraph of Article 7 hereunder, an Internet phone service considered as a key communications service under Article 3.5-2 of the previous Enforcement Rule of the Act at the time the partially amended decree among the Enforcement Rule of the Act, Ordinance of the Ministry of Information and Communication No. 227, went into effect shall be deemed as a key communications service hereunder.

Article 10 (Interim Measures Concerning Registration Applications by Specific Communications Business Operators)

A specific communications business operator registration certificate issued under Article 12-2(1) of the previous Enforcement Rule of the Act at the time the partially amended decree among the Enforcement Rule of the Act, Ordinance of the Ministry of Information and Communication No. 227, went into effect shall be deemed as a registration certificate issued hereunder; provided that, specific communications business operators operating a pre-paid calling business under previous regulations at the time the partially amended decree among the Enforcement Rule of the Act, Ordinance of the Ministry of Information and Communication No. 227, went into effect must, pursuant to the amended provisions of Article 22 of the Act, file a registration for amendment by June 14, 2008.

Table 1. Criteria for Revocation of Permits of Telecommunications Business Operators [as per Article 25(1)]

Table 2. Registration Requirements for Specific Communications Business [as per Article 28]

Table 3. Types of, and Criteria for, Offenses [as per Article 42(1)]

Table 4. Period for Implementing Corrective Orders [as per Article 45]

Table 5. Maximum Amount of Penalties per Offense and Criteria for Imposing Penalties [as per Article 46]

Table 6. Penalty Amount per Offense Type [as per Article 61(1)]